Exhibit 99.1

Alliance One International, Inc.	Tel: 919 379 4300
8001 Aerial Center Parkway	Fax: 919 379 4346
Post Office Box 2009	www.aointl.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE	Contact: Joel L. Thomas
(919) 379-4300
October 14, 2016

ALLIANCE ONE INTERNATIONAL, INC. ANNOUNCES COMPLETION OF

CERTAIN REFINANCING TRANSACTIONS

•	Offering of $275 million of senior secured first lien notes due 2021

•	Establishes $60 million senior secured revolving asset-based lending facility

MORRISVILLE, N.C. – (October 14, 2016) – Alliance One International, Inc. (NYSE:AOI) (“Alliance One” or the “Company”) today announced that it has completed its previously announced offering of $275 million in aggregate principal amount of its 8.500% senior secured first lien notes due 2021 (the “Notes”), at an issue price of 99.085% of the face amount thereof. The offer was made in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons in offshore transactions in reliance on Regulation S under the Securities Act.

Alliance One also announced that it has entered into an ABL credit agreement with certain bank lenders establishing a senior secured revolving asset-based lending facility (the “ABL Facility”) of $60.0 million subject to a borrowing base composed of its eligible accounts receivable and inventory. Borrowings under the ABL Facility will bear interest at an annual rate equal to LIBOR plus 250 basis points or a base rate plus 150 basis points, as applicable, with a fee on unused borrowings initially at an annual rate of 50 basis points until March 31, 2017 and thereafter at annual rates of either 37.5 or 50 basis points based on the Company’s average quarterly historical utilization under the ABL Facility. The ABL Facility will mature on January 14, 2021. Alliance One anticipates that borrowings under the ABL Facility will be used to fund working capital needs and for other general corporate purposes.

Alliance One has used a portion of the net proceeds from the offering of the Notes to repay in full all outstanding indebtedness and accrued and unpaid interest owed under its existing senior secured revolving credit facility (the “Existing Credit Facility”). Upon such repayment, Alliance One terminated the Existing Credit Facility.

The Company intends to apply the remaining net proceeds of the offering of the Notes for general corporate purposes, which is anticipated to result in a reduction in the amount of borrowings under its foreign seasonal lines of credit as those lines are renewed or replaced.

This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, any securities. Any offer of the Notes is made only by means of a private offering memorandum. The Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Risk Factors” listed from time to time in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2016, filed on July 12, 2016.

About Alliance One

Alliance One is a leading global independent leaf merchant. For more information on Alliance One, visit the Company’s website at www.aointl.com.

2